                                                                    EXHIBIT 99.1



                REALNETWORKS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

        SEATTLE, December 11, 1998 -- RealNetworks, Inc. (the "Company") (Nasdaq: "RNWK"), the recognized leader in streaming media, today announced that its Board of Directors has adopted a shareholder rights plan designed to enable the Company's shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company.

        "The Rights Plan should enhance the board's ability to protect shareholder interests if the Company is ever faced with a coercive or unfair takeover. It is intended as a means to guard against abusive takeover tactics and is being adopted as part of prudent corporate governance," said Rob Glaser, Chairman and Chief Executive Officer.

        Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock to holders of record at the close of business on December 14, 1998. Each Right will entitle shareholders to buy 1/1000th of a share of the Company's Series A Preferred Stock at an exercise price of $150.00. Initially, the Rights will not be exercisable and will trade with RealNetworks' common stock. The Rights will become exercisable if an acquiring party accumulates 15% or more of the Company's common stock, or if a party announces an offer to acquire 15% or more of the Company's common stock. The Rights will expire on December 4, 2008, unless earlier redeemed by the Company. The Company will be entitled to redeem the Rights at $.01 per Right at any time on or before an acquiring party accumulates 15% or more of the Company's common stock, and in certain circumstances may redeem the Rights to permit transactions where all of the Company's shareholders are treated equally.

        The Rights are designed to assure that the Company's shareholders are treated equitably in the event of any proposed takeover of the Company and to guard against partial or two-tiered tender offers and other coercive tactics that can be designed to gain control of the Company without paying all shareholders the fair value for their shares, including a "control premium." The Rights may increase the Company's ability to negotiate with would be acquirors to maximize shareholder value.

        The Company will mail to each shareholder a summary of the terms and conditions of the Rights within approximately two weeks after December 14, 1998. Further details of the terms and conditions of the Rights will be set forth in a letter that will be mailed to all the Company's shareholders.

        ABOUT REALNETWORKS

        RealNetworks, Inc. (Nasdaq: "RNWK"), based in Seattle, WA, is the recognized leader in the streaming media market. It develops and markets software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the Web. RealNetworks can be found on the World Wide Web at www.real.com.




                                      -2-